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                                                                      EXHIBIT 99

Contact:  George Powlick
          Chief Financial Officer
          (818) 706-5100

              K-SWISS ANNOUNCES NEW STOCK REPURCHASE AUTHORIZATION

           Completes Previous $20 Million Stock Repurchase Program

     Board Approves Additional $25 Million Stock Repurchase Authorization

WESTLAKE VILLAGE, Calif. (Oct. 8, 1999) - K-Swiss Inc. (Nasdaq/NM:KSWS) today announced the completion of its April 1998 $20 million stock repurchase program and a new authorization by the Board of Directors for the Company to repurchase up to an additional $25 million of the Company's Class A Common Stock.

     Under the new stock repurchase program, the Company may purchase through December 31, 2003, as market conditions warrant and from time to time on the open market, up to $25 million of its Class A Common Stock or, based on yesterday's closing price of $17 1/16 per share of the Company's Class A Common Stock, approximately 13.5% of the aggregate Class A and Class B Common Stock currently outstanding. The Company believes the repurchase of its shares of Class A Common Stock can be a good use of excess cash depending on the Company's array of alternatives.

     During the fourth quarter of 1999, the Company purchased a total of 240,000 shares of Class A Common Stock for a total expenditure of $4,458,000. Since August 1996, the Company has expended an aggregate of $35,206,000 through its stock repurchase programs by which it has purchased 3,159,000 shares of its Class A Common Stock.

     Commenting on the announcement, Steven Nichols, Chairman of the Board and President, stated, "We are pleased with the Board's decision to authorize the potential utilization of a portion of the Company's capital, which included approximately $55 million cash as of September 30, 1999, to repurchase our shares."

     K-Swiss Inc. designs, develops and markets athletic footwear for high performance sports use and fitness activities. The Company presently offers footwear for court, casual and children's categories.

     Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's new training shoe line, customer demand, and competition. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10Q for the quarter ended June 30, 1999. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "future" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.